UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2009
ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Commerce Way East Aurora, New York	14052

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 805-1599
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On January 30, 2009, Astronics Corporation (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) reporting the completion of its previously announced acquisition of DME Corporation (DME”).This amendment to the Initial Form 8-K amends and supplements the Initial Form 8-K to provide the required financial statements and pro forma financial information that were not filed with the Initial Form 8-K and that are permitted to be filed by this amendment.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired
Due to the common ownership of DME and GUASO, combined with other aspects of their relationship, generally accepted accounting principles generally accepted in the United States (FIN 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51), require the consolidation of GUASO. The accompanying consolidated financial statements include the accounts of DME and GUASO. All material intercompany balances and transactions have been eliminated in consolidation. The Company acquired the stock of DME on January 30, 2009. None of the net assets of GUASO LLC were acquired.
The Audited Consolidated Financial Statements of DME Corporation and GUASO LLC as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and accompanying notes are included below.

Consolidated Financial Statements
DME Corporation AND GUASO LLC
Years Ended December 31, 2008, 2007 and 2006
With Report of Independent Certified Public Accountants

Report of Independent Certified Public Accountants
The Shareholders and Members of DME Corporation and GUASO LLC
We have audited the accompanying consolidated balance sheets of DME Corporation (a Florida S corporation) and GUASO LLC (a Florida limited liability company), collectively referred to as “the Companies”, as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DME Corporation and GUASO LLC at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP West Palm Beach, Florida
April 1, 2009

DME CORPORATION AND GUASO LLC
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands)	2008	2007	2006

Sales	$86,804	$78,621	$52,241
Cost of products sold	71,198	64,248	43,630

Gross profit	15,606	14,373	8,611

Selling, general and administrative expenses	8,213	5,367	5,053

Income from operations	7,393	9,006	3,558

Interest expense	508	728	533
Rental income	(179)	(183)	(101)
Other income	(24)	(26)	(670)
Other expenses	25	25	—

Net income	$7,063	$8,462	$3,796

See notes to consolidated financial statements.

DME CORPORATION AND GUASO LLC
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands)	2008	2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$146	$1,002
Accounts Receivable, Net of Allowance for Doubtful Accounts of $20 in both 2008 and 2007	5,068	5,758
Inventories	3,034	2,506
Prepaid Expenses	573	621
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	20,363	22,456

Total Current Assets	29,184	32,343

Property, Plant and Equipment at Cost, net of Accumulated Depreciation and Amortization	4,973	4,596

Software Development Costs, Net of Accumulated Amortization	5,095	5,011

Other Assets	125	277

Total Assets	$39,377	$42,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long Term Debt and Capital Lease Obligations	$1,003	$714
Lines of Credit	3,618	7,566
Accounts Payable	5,922	9,386
Accrued Payroll and Employee Benefits	1,198	1,674
Other Accrued Expenses	2,744	872
Accrued Shareholder Dividends	1,200	—
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	1,454	1,534

Total Current Liabilities	17,139	21,746

Long-term Capital Lease Obligations, net of current portion	110	90
Long-term Debt, net of current portion	3,508	3,661
Other liabilities	456	325

Total Liabilities	21,213	25,822

Shareholders’ Equity
Capital Stock $1 par value — 100,000 Shares Authorized, 26,693 Shares Issued and Outstanding in 2008 and 2007 add issued and par value	27	27
Additional Paid In Capital	322	322
Retained Earnings	17,815	16,056

Total Shareholders’ Equity	18,164	16,405

Total Liabilities and Shareholders’ Equity	$39,377	$42,227

See notes to consolidated financial statements.

DME CORPORATION AND GUASO LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2008	2007	2006
Cash Flows from Operating Activities
Net Income	$7,063	$8,462	$3,796
Adjustments to Reconcile Net Income to Cash Provided By Operating Activities:
Depreciation and Amortization	2,083	1,328	992
Gain on Insurance Settlement	—	—	(640)
Loss on Fair Value of Derivative	32	74	—
Cash Flows from Changes in Operating Assets and Liabilities:
Accounts Receivable	696	106	(1,638)
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	2,093	(6,529)	(6,446)
Inventories	(528)	345	(646)
Prepaid Expenses and Other Assets	190	(391)	(118)
Accounts Payable	(3,467)	(525)	5,876
Accrued Expenses and Other Liabilities	1,493	791	90
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts	(80)	(92)	421

Cash Provided By Operating Activities	9,575	3,569	1,687

Cash Flows from Investing Activities
Capital Expenditures	(1,284)	(916)	(1,309)
Software Development Expenditures	(1,203)	(2,451)	(1,823)
Insurance Settlement Proceeds	—	—	640

Cash Used For Investing Activities	(2,487)	(3,367)	(2,492)

Cash Flows from Financing Activities
Payments Made on Capital Lease Obligations	(30)	(16)	(18)
Proceeds from Revolving Line of Credit	86,047	78,813	47,570
Payments on Revolving Line of Credit	(89,995)	(76,023)	(46,150)
Proceeds from Equipment Loan Demand Debt	286	262	195
Principal Payments on Long-term Debt	(142)	(134)	(164)
Other	(6)	—	—
Payment of Dividends	(4,104)	(2,187)	(796)

Cash (Used For) Provided By Financing Activities	(7,944)	715	637

(Decrease) Increase in Cash and Cash Equivalents	(856)	917	(168)
Cash and Cash Equivalents at Beginning of Year	1,002	85	253

Cash and Cash Equivalents at End of Year	$146	$1,002	$85

Disclosure of Cash Payments for:
Interest	$465	$726	$519
Dividends Declared But Not Paid	$1,200	$—	$—

Noncash Investing and Financing Activities:
Acquisition of Equipment Under Capital Lease Obligations	$40	$128	$—
See notes to consolidated financial statements.

DME CORPORATION AND GUASO LLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Capital Stock		Additional
	Shares	Par	Paid In	Retained
(In thousands)	Issued	value	Capital	Earnings	Total
Balance at January 1, 2005	27	$27	$322	$6,781	$7,130
Net Income				3,796	3,796
Dividends	—	—	—	(796)	(796)

Balance at December 31, 2006	27	27	322	9,781	10,130
Net Income				8,462	8,462
Dividends	—	—	—	(2,187)	(2,187)

Balance at December 31, 2007	27	27	322	16,056	16,405
Net Income				7,063	7,063
Dividends	—	—	—	(5,304)	(5,304)

Balance at December 31, 2008	27	$27	$322	$17,815	$18,164

See notes to consolidated financial statements.

DME CORPORATION AND GUASO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND PRACTICES
Description of the Business
DME Corporation (DME) is engaged principally in designing, engineering and manufacturing lighting systems and electronic safety equipment, including advanced technology communications equipment, electronic test equipment, signal processing, RF transmitters, trainers and simulators and test program sets, primarily for the aviation and defense industries for both government and commercial companies principally in the United States and Europe. Sales are generally made under long-term fixed price or cost plus fixed fee based contracts.
In April 1999, the shareholders of DME formed GUASO LLC (GUASO), a Florida limited liability company, which has an indefinite life. In April 2000, GUASO borrowed funds from a bank and acquired from an independent third party an office and warehouse facility that was occupied by DME. GUASO and DME have entered into a lease agreement covering the property.
DME and GUASO as consolidated are collectively referred to as the Company.
All the capital stock of DME Corporation was acquired by Astronics Corporation (Astronics) on January 30, 2009. See Note 8 — Subsequent Events for further discussion.
Principles of Consolidation
Due to the common ownership of DME and GUASO, combined with other aspects of their relationship, accounting principles generally accepted in the United States (Fin 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51), require the consolidation of special purpose entities such as GUASO. The accompanying consolidated financial statements include the accounts of DME and GUASO. All material intercompany balances and transactions have been eliminated in consolidation.
Revenue and Expense Recognition
DME recognizes revenues from long-term, fixed-price contracts using the percentage-of-completion method of accounting, measured by multiplying the estimated total contract value by the ratio of actual contract costs incurred to date to the estimated total contract costs. Substantially all long-term contracts are with U.S government agencies and contractors thereto. All other revenue is recognized as products are shipped and title passes to the customer.
Cost of products sold includes all direct material and labor costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Contract loss allowances of approximately $0.04 million and $0.2 million were accrued at December 31, 2008 and 2007, and are primarily recorded as a reduction of costs and estimated earnings in excess of billings on uncompleted contracts.
GUASO recognizes rental revenue in the period earned. Rental revenue from unrelated parties amounted to $0.2 million for each of the years ended December 31, 2008, 2007 and $0.1 million for the year ended December 31, 2006 respectively.
Cash and Cash Equivalents
All highly liquid instruments with a maturity of three months or less at the time of purchase are considered cash equivalents.
Accounts Receivable
Substantially all of DME’s accounts receivable are due from certain U.S. government agencies and contractors thereto, major airlines and airframe manufacturers, and related original equipment manufacturers. Commercial credit is extended based on an evaluation of the customer’s financial condition, and collateral is generally not required. Accounts receivable is presented net of an allowance for doubtful accounts of $0.02 million as of December 31, 2008 and 2007.
Inventories
Inventories are stated at the lower of cost or market, cost being determined in accordance with the first-in, first-out method. Inventories at December 31 are as follows:

(In thousands)	2008	2007
Finished Goods	$512	$405
Work in Progress	342	350
Raw Material	2,180	1,751

	$3,034	$2,506

Inventories consist primarily of purchased and manufactured commercial electronic components held for use in the ordinary course of business. Manufacturing labor and overhead are allocated to inventory based on standard rates developed by DME, which are periodically evaluated based on actual results, and revised if necessary. Management performs periodic assessments to determine the existence of excess or obsolete inventories and records necessary provisions to reduce such inventories to net realizable value.
Property, Plant and Equipment
Property, plant and equipment is stated at cost and is depreciated over the estimated useful lives using the declining balance method for furniture and fixtures and machinery and equipment. The straight-line method is used for the building and tooling. Leasehold improvements are recorded at cost and are amortized using the straight-line method over the remaining lease term (including renewals that are reasonably assured) or the economic useful life of the improvements, whichever is shorter.
Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing property and equipment are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is recognized in income in the current period.
Property, plant and equipment at December 31, 2008 and 2007, consist of the following:

	Life in	2008			2007
In Thousands	Years	DME	GUASO	Total	DME	GUASO	Total

Land	—	$—	$502	$502	$—	$502	$502
Building	39	—	2,473	2,473	—	2,473	2,473
Leasehold improvements	Life of lease	1,684	—	1,684	1,363	—	1,363
Furniture and fixtures	5	556	—	556	116	—	116
Machinery, tooling and equipment	3-5	5,890	400	6,290	5,777	400	6,177

		8,130	3,375	11,505	7,256	3,375	10,631

Less: accumulated depreciation and amortization		5,561	971	6,532	5,128	907	6,035

		$2,569	$2,404	$4,973	$2,128	$2,468	$4,596

DME incurred approximately $0.9 million, $0.6 million and $0.4 million of depreciation and amortization expense on property, plant and equipment for the years ended December 31, 2008, 2007 and 2006, respectively. GUASO incurred approximately $0.1 million of depreciation and amortization expense on property, plant and equipment during each of the years ended December 31, 2008, 2007 and 2006.
Long-Lived Assets
The Company periodically evaluates whether events and changes in circumstances have occurred that may affect the estimated useful lives or the recoverability of its long-lived assets. If events or changes in circumstances indicate that the carrying amount of assets may not be recoverable, the Company estimates future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted value of the future cash flows is less than the carrying amount of the assets, the carrying amount of the assets is reduced by the excess, if any, of the carrying amount over fair value. This excess is charged to expense in the current period. No impairment loss was recognized during the years ended December 31, 2008, 2007 or 2006.
Financial Instruments
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long term debt, lines of credit and an interest rate swap. The carrying value of and cash equivalents, accounts receivable, accounts payable and lines of credit approximate fair value. The fair value of long-term debt as of December 31, 2008 is approximately $3.8 million. The Company does not hold or issue financial instruments for trading purposes.
Income Taxes
Effective April 1, 1999, DME received approval to be treated as an S corporation for income tax purposes. GUASO has elected to be treated as a partnership for income tax purposes. As such, the owners of DME and GUASO are responsible for taxes on the Company’s operating results in their individual income tax returns. Accordingly, results of operations and the related differences that arise in the recording of income and expense items for financial reporting purposes are included in the individual income tax returns of the owners.

Software Development Costs
Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed (SFAS 86), prescribes capitalization of certain software costs after specified criteria are met. Costs capitalized pursuant to SFAS 86 are included in the accompanying consolidated balance sheets as of December 31, 2008 and 2007, have been incurred in connection with the development of software defined communications test solutions, and include capitalized interest of approximately $0.1 million and $0.2 million during the years ended December 31, 2008 and 2007, respectively. Capitalized costs are amortized using the straight-line method over five years beginning when each project is complete and available for general release. Amortization of capitalized software developed for sale, which is included in the cost of products sold in the accompanying consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, was approximately $1.1 million, $0.6 million and $0.5 million, respectively. Software development costs in the accompanying consolidated balance sheets are presented net of accumulated amortization of approximately $2.8 million and $1.7 million as of December 31, 2008 and 2007, respectively.
Costs of computer software developed for internal use are capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and are included in property, plant and equipment (machinery, tooling and equipment) in the accompanying consolidated balance sheets. Capitalized costs are amortized using the straight-line method over five years beginning when each project is complete and ready for its intended use. Expense related to amortization of these costs was approximately $0.01 million, $0.01 million and $.02 million in 2008, 2007 and 2006 respectively, and is included within depreciation and amortization of property, plant and equipment.
Other Assets
Other assets consist primarily of deposits to a lessor and various utility companies, cash surrender value of key man life insurance and debt issuance costs. Debt issuance costs, which are amortized over the lives of the related obligations, consisted of the following:

(In thousands)	2008	2007
Debt Issuance Costs	$119	$113
Accumulated Amortization	(50)	(32)

	69	81
Other Assets	56	196

	$125	$277

Compensated Absences
The Company accrues for compensated absences in accordance with SFAS No. 43, Accounting for Compensated Absences. The Company does not recognize an obligation for employees’ rights to receive compensation for future absences when the obligation is not estimable.
Deferred Rent
Deferred rent represents the difference between rent expense, which is recognized on a straight-line basis over the lease term, and rent payments made in accordance with the lease agreement. Deferred rent is included in other liabilities and relates to operating leases on the Company’s office and warehouse facilities.
Revolving Line of Credit
The Company’s working capital needs are primarily funded by the use of a revolving line of credit that includes a lock-box arrangement. The amounts outstanding are classified as a current liability in the accompanying consolidated balance sheets in accordance with EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement.
Advertising Costs
Advertising costs are expensed as incurred, and relate primarily to the Company’s participation in trade shows, media placements and promotional items. Advertising expense of approximately $0.4 million, $0.3 million and $0.2 million is included in selling, general and administrative expenses in the accompanying consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, respectively.
Shipping and Handling Fees
Shipping and handling fees of approximately $0.2 million are recorded as a component of selling, general and administrative expenses for the each of the years ended December 31, 2008, 2007 and 2006, respectively.

Research and Development Costs
Research and development costs are expensed as incurred. These costs primarily consist of salaries, development materials, supplies, and applicable overhead expenses of personnel directly involved in the research and development of technology and new products. The Company incurred approximately $3.3 million, $1.8 million and $1.7 million in research and development costs in the years ended December 31, 2008, 2007 and 2006, respectively.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses during the reporting periods in the financial statements and accompanying notes. Actual results could differ from those estimates.
The significant estimates made by management relate to the estimated costs related to long-term contracts and the useful lives of assets, including capitalized software.
Comprehensive Income
DME and GUASO have no components of other comprehensive income. Accordingly, comprehensive income equals historical net income for the years ended December 31, 2008, 2007 and 2006.
Derivatives
DME entered into an interest rate swap in July 2007 on $1.5 million of the $15 million line of credit, which effectively fixed the interest rate on a portion of the floating rate outstanding line of credit balance at a rate of 8.25%. The interest rate swap expires in July 2010. The Company records all derivatives on the balance sheet at fair value and as long term. The accounting for changes in the fair value of derivatives depends on the intended use and resulting designation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change. The ineffective portions of all derivatives are recognized immediately into earnings as other income or expense. The Company classifies the cash flows from hedging transactions in the same category as the cash flows from the respective hedged items. DME recognized a loss of approximately $.03 million and $0.1 million for the years ended December 31, 2008 and 2007, respectively, resulting from the recording of the Swap Agreement at its fair value.
Fair Value
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS 157), which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model.
The Company adopted SFAS 157 as of January 1, 2008, the impact of which was not significant. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1 and 157-2. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, “Accounting for Leases,” (SFAS 13) and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company has elected the partial deferral allowed for under FSP 157-2.
SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008:

	Asset
(In thousands)	(Liability)	Level 1	Level 2	Level 3
Interest rate swap	(106)	—	(106)	—
Interest rate swaps are over-the-counter securities with no quoted readily available Level 1 inputs, and therefore are measured at fair value using inputs that are directly observable in active markets and are classified within Level 2 of the valuation hierarchy.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company adopted SFAS 159 and have elected not to measure any additional financial instruments and other items at fair value. Therefore, the adoption of SFAS 159 had no effect on our financial statements.
Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS No.161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.” This standard requires enhanced disclosure to enable investors to better understand the effects derivative instruments and hedging activities have on an entity’s financial position, financial performance, and cash flows. Specifically, the new standard requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format and provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. This standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which is January 1, 2009 for the Company, with early application encouraged. See Note 8 — Subsequent Events.
In December 2007, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141(R), “Business Combinations” (SFAS No. 141(R)) which requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS No. 141, some of which could have a material impact on how we account for business combinations. These changes include, among other things expensing acquisition costs as incurred as a component of selling, general and administrative expense. This standard is effective for fiscal years beginning after December 15, 2008, which is January 1, 2009 for the Company, and will apply to any business combinations subsequent to the adoption. See Note 8 — Subsequent Events.
In December 2007, FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS No. 160) which requires entities to report non-controlling (minority) interest in subsidiaries as equity in the consolidated financial statements. This standard is effective for fiscal years beginning after December 15, 2008, which is January 1, 2009 for the Company, and will apply to all non-controlling interests in financial statements subsequent to the adoption. See Note 8 — Subsequent Events.
Dividends
Dividend distributions amounting to approximately $4.1 million, $2.2 million and $0.8 million were paid for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, DME declared and accrued a dividend distribution in the amount of $1.2 million for the year ended December 31, 2008, which was paid in January 2009.
NOTE 2 — UNCOMPLETED CONTRACTS
The Company recognizes revenue from long-term, fixed-price contracts using the percentage-of-completion method, measured by multiplying the estimated total contract value by the ratio of actual contract costs incurred to date to the estimated total contract costs. If a loss is anticipated on a contract, the loss is immediately recognized. Costs and estimated earnings in excess of billings on uncompleted contracts of $20.3 million and $22.5 million at December 31, 2008 and 2007, respectively, represent revenues recognized in excess of amounts billed and were included in costs and estimated earnings in excess of billings on uncompleted contracts. Billings in excess of costs and estimated earnings on uncompleted contracts of $1.5 million at December 31, 2008 and 2007 represent billings in excess of revenues recognized and were included in current liabilities. The Company relies on significant contract estimates in calculating percentage of completion revenue. The Company periodically reviews contracts in process for estimates-to-complete, and revises estimated gross profit accordingly. Had currently estimated or actual completed contract gross profit been used for contracts in process at December 31, 2007, gross profit for the year ended December 31, 2007 would have been decreased by approximately $0.6 million with a corresponding increase to gross profit for the year ended December 31, 2008. While the Company believes its estimated gross profit on contracts in process is reasonable, unforeseen events and changes in circumstances can take place in a subsequent accounting period that may cause the Company to prospectively revise its estimated gross profit on one or more of its contracts in process. Accordingly, the ultimate gross profit realized upon completion of such contracts can vary significantly from estimated amounts between accounting periods.
As of December 31, 2008, the estimated period to complete contracts in process ranges from one to 19 months, and the Company expects to collect all related accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts within one year.

The following summarizes contracts in process at December 31:

(In thousands)	2008	2007
Costs and estimated earnings in excess of billings on uncompleted contracts:
Costs incurred on uncompleted contracts and estimated earnings	$120,121	$102,586
Estimated contribution to earnings	22,744	16,958

	142,865	119,544
Billings	(122,502)	(97,088)

Costs and estimated earnings in excess of billings, net	$20,363	$22,456

Billings in excess of costs and estimated earnings on uncompleted contracts:
Billing	$7,133	$14,417
Less Costs and estimated earnings	(3,625)	(9,802)
Less Contract loss allowances	(2,054)	(3,081)

Billings in excess of costs and estimated earnings, net	$1,454	$1,534

NOTE 3 — LONG-TERM DEBT AND LINES OF CREDIT
Long-term debt consists of the following:

(In thousands)	2008	2007
GUASO
Mortgage Note, payable at $29 monthly through September of 2014, with a balloon payment of $2,682 in September 2014, including interest at the treasury bill rate plus 2.25% (5.4% at December 31, 2008)	$3,660	$3,801

DME
Equipment Loan Demand Notes, payable at $10 monthly through December 5, 2010 plus interest at the LIBOR plus 2.75% (3.5% at December 31, 2008)	821	535
Capital lease obligations	140	129

	4,621	4,465
Less current maturities	1,003	714

	$3,618	$3,751

At December 31, 2008, the principal maturities of capital leases and long-term debt are as follows:

(In thousands)
2009	$1,003
2010	194
2011	208
2012	211
2013 and Thereafter	3,005

$4,621

In May of 2008, GUASO amended certain terms in its existing mortgage note payable. The original note’s fixed rate of 5.66% was due to be reset at September 2010 to the then current 5 year Treasury Bill rate plus 2.25%. The amended and restated note amortizes the principal over 197 months and fixed the interest rate at 5.4% for a period of 60 months. Beginning in month 61 through month 77, the amended note will bear interest at the then current 2 year Treasury Bill rate plus 2.25%. The debt matures September 10, 2014, at which point a balloon payment of approximately $2.7 million is due. The mortgage note payable is collateralized by the land and building occupied by DME’s Fort Lauderdale division and is personally guaranteed by the owners of GUASO. Under the terms of the loan agreement, GUASO and DME are required to comply with certain financial and nonfinancial covenants including the maintenance by DME of specified financial ratios, and other restrictions and limits. GUASO and DME have complied with the terms of the loan agreement as of December 31, 2008.
DME also has an additional capacity line of credit with a maximum of $1.0 million for capital acquisitions (the Equipment Loan) which bears interest at LIBOR plus 2.75% and matures December 5, 2010. The interest rate on the equipment line of credit was 3.5% at December 31, 2008. At the end of each fiscal year, the increase in the balance outstanding is converted to an equipment loan demand note payable. Balances due under the equipment loan demand notes are approximately $0.8 million and $0.5 million at December 31, 2008 and 2007, respectively. There was nothing significant available for future draws under this line of credit at December 31, 2008. At December 31, 2007, amounts available for future draws under this line of credit amounted to approximately $0.4 million.
See Note 6 — Commitments and Contingencies for discussion on capital lease obligations.
Revolving Lines of Credit
DME’s working capital needs are primarily funded by the use of a collateral based revolving line of credit capped at $15 million, bearing interest at LIBOR plus 2.5%, maturing on December 5, 2010 and is collateralized by substantially all of the Company’s assets. The interest rate on the line of credit was 4.0% at December 31, 2008.

In April 2007, the line of credit was amended to increase the borrowing capacity by expanding the inventory sublimit of the collateral base and providing for an over advance above that supported by the collateral base. The over advance portion of the line of credit bears interest at LIBOR plus 3.0% as of December 31, 2008. The interest rate on the over advance line of credit was 4.5% at December 31, 2008.
The amounts outstanding under the collateral based revolving credit agreement are $3.6 million and $7.6 million at December 31, 2008 and 2007, respectively. Amounts available under this line of credit amounted to $3.1 million and $2.9 million at December 31, 2008 and 2007 respectively.
Under the terms of the revolving credit agreement, DME is required to comply with certain financial and nonfinancial covenants including the maintenance of a specified financial ratio, and restrictions and limits with respect to the balance of notes receivable from shareholders and affiliates, guarantees of the obligations of others, advances to employees and others, capital expenditures, dividends and additional indebtedness. DME is in compliance with the terms of its revolving credit agreement at December 31, 2008.
NOTE 4 — PROFIT SHARING/401(K) PLAN
DME has a qualified employees’ cash-or-deferred arrangement (the Plan) covering all employees who have attained the age of 21 and have met the length of service requirements as defined by the Plan (typically one year). The annual contribution made by DME is determined by DME’s Board of Directors in its discretion for each Plan year but is limited to the maximum amount allowable by the Internal Revenue Code. The expense relating to the Plan was approximately $0.2 million, $0.2 million and $0.1 million during 2008, 2007 and 2006, respectively.
NOTE 5 — STOCK APPRECIATION RIGHTS PLAN
The Stock Appreciation Rights Plan, adopted in August 1984, provides that “units” may be granted to key employees. Benefits for each unit will be equal to the appreciation of the book value of a share of DME common stock over the date of the grantee’s employment term from date of award. Benefits vest and are payable upon death, permanent disability or five years after the date of award. This plan currently covers one individual, whose units in the plan were fully liquidated as of December 31, 2008. Expense related to the Stock Appreciation Rights Plan was approximately $0.1 million for each of the years ended December 31, 2008, 2007 and 2006.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Significant Suppliers
In 2008, 2007 and 2006, DME’s two largest suppliers (Santa Barbara Infrared and Teradyne) together accounted for approximately 27%, 40% and 11%, respectively, of DME’s total inventory purchases. Purchases from Santa Barbara Infrared amounted to approximately 17%, 21% and 10% in 2008, 2007 and 2006, respectively. Purchases from Teradyne amounted to 10%, 19% and 1% in 2008, 2007 and 2006, respectively. While DME believes that it has good relationships with its suppliers, the inability to obtain materials or services from one or more key suppliers on a timely basis, or a material change in DME’s current purchase terms could have a material adverse effect on its results of operations.
Significant Customer
For the years ended December 31, 2008, 2007 and 2006, revenues recognized from the U.S. government and contractors thereto amounted to approximately $70.0 million (or 81% of consolidated sales), $66.7 million (or 85% of consolidated sales) and $38.6 million (or 74% of consolidated sales), respectively. Costs and estimated earnings in excess of billings on uncompleted contracts related to the U.S. government and contractors thereto at December 31, 2008 and 2007 were approximately $17.5 million and $19.4 million, respectively. Accounts receivable due from the U.S. government and contractors thereto at December 31, 2008 and 2007, were approximately $3.0 million and $4.9 million, respectively. The loss of the U.S. government and contractors thereto as a customer could have a material adverse effect on DME’s financial position, results of operations, and cash flows; however, DME does business with various agencies of the U.S. government, and believes that the loss of all of them is not likely.
Leases
The net book value of property and equipment acquired under capital leases was approximately $0.1 million as of both December 31, 2008 and 2007.

Future minimum payments under all non-cancelable leases with unrelated parties, net of fixed sublease rentals, are as follows as of December 31, 2008:

	Operating	Capital
In Thousands	Leases	Leases
Year ending December 31:
2009	$68	$46
2010	49	46
2011	15	46
2012	—	35
2013	—	3

Total minimum lease payments	$132	176

Less: imputed interest		36

Present value of future minimum lease payments		140
Less current portion		30

		$110

DME occupies office and warehouse facilities under non-cancelable operating lease agreements expiring at various dates through 2011 with two options to renew through 2021. A portion of the Fort Lauderdale office is subleased under an agreement expiring in 2009.
As of December 31, 2008, assuming all renewal options are exercised through 2021, future minimum rents to be received by GUASO from DME and under a non-cancelable operating lease agreement with an unrelated party expiring in 2011 is as follows:

	DME	Unrelated
In Thousands	Corporation	Party
Year ending December 31:
2009	$538	$197
2010	555	204
2011	571	86
2012	588	—
2013	604	—
Thereafter	5,037	—
Total minimum rent receivable	$7,893	$487

For the years ended December 31, 2008, 2007 and 2006 DME’s rent expense for all non-cancelable operating leases, was approximately $1.0 million, $0.8 million and $0.7 million, respectively, net of sublease rentals of $0.2 million in each of the years ending 2008 , 2007 and 2006. These amounts include rent expense of approximately $0.6 million in each of the years ending 2008, 2007 and 2006 under DME’s lease agreement with GUASO. Future minimum rental income under the non-cancelable sublease is approximately $0.5 million.
Litigation
The Company is not a party to any significant pending or threatened litigation arising in the normal course of business. While the outcome of any litigation is subject to uncertainty, management believes that such litigation and other legal matters will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.
Self-Insurance
The Company is partially self-insured for employee medical benefits under the Company’s group health plan. The Company maintains stop loss coverage for individual medical claims in excess of approximately $0.1 million, and for annual Company medical claims which exceed approximately $1.0 million in the aggregate for the years ended December 31, 2008 and 2007. As of December 31, 2008 and 2007, the Company reserved approximately $0.2 million and $0.1 million, respectively, for accrued medical claims. While the ultimate amount of claims incurred is dependent on future developments, in management’s opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are known.
Environmental Matters
Upon the purchase of an office and warehouse facility occupied by DME, GUASO assumed an environmental liability in the amount of approximately $0.2 million relating to contaminants in the surrounding groundwater. GUASO estimates remaining costs related to this liability to be insignificant as of December 31, 2008, and this amount is included in GUASO’s accrued expenses in the accompanying consolidated balance sheet. Although GUASO believes that it has adequately provided for all known environmental exposures, the ultimate costs of remediation could be different from the amounts provided.

NOTE 7 — WARRANTY
In the ordinary course of business, the Company warrants its products against defects in design, materials and workmanship typically over periods ranging from twelve to twenty-four months. Warranty liabilities were zero at December 31, 2008, 2007 and 2006. Warranty cost is expensed to cost of products sold and amounted to approximately $0.2 million, $0.3 million and $0.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.
NOTE 8 — SUBSEQUENT EVENTS
Acquisition
All capital stock of DME Corporation was acquired by Astronics Corporation (Astronics) on January 30, 2009. In conjunction with the acquisition, DME’s lease was extended with GUASO until April 2016 with an additional five year option to renew. Beginning in February, 2009, the monthly operating lease payment from DME to GUASO is $43,995 with a 3% annual rent escalation effective January 1st of each subsequent year. On January 30, 2009, in conjunction with the acquisition, all DME lines of credit and Equipment Loan Demand Notes were paid off in full.
NOTE 9 — RELATED PARTY TRANSACTIONS
DME subleased a portion of the Ft Lauderdale facility to a company that is partially owned by one of the owners of DME and GUASO (Centuric). DME subleased the space under a three year term. Income from the sublease has been included as a reduction of selling and administrative expenses in the accompanying consolidated statements of Income. Income under the sublease was approximately $0.1 million for the year ended December 31, 2008 and was insignificant in each of the years ended December 31, 2007 and 2006.

(b) Pro Forma Financial Information
The following are the Unaudited Pro Forma Combined Condensed Financial Statements of Astronics:
i.	Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 2008

ii.	Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 2008

iii.	Notes to the Unaudited Pro Forma Combined Condensed Financial Statements
UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Introduction
On January 30, 2009, Astronics Corporation (“The Company”) completed the acquisition of DME Corporation (“DME”) pursuant to the Stock Purchase Agreement dated January 28, 2009 among Astronics Corporation and the shareholders named therein.
For the purpose of the unaudited pro forma combined condensed financial statements, the acquisition was assumed to have occurred as of January 1, 2008 with respect to the unaudited pro forma combined condensed statement of income and as of December 31, 2008 with respect to the unaudited pro forma combined condensed balance sheet.
The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141R, Business Combinations — Revised 2007. Under the purchase method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary, as the valuation of the intangible assets is being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed financial statements. Any revisions to the purchase price allocation are not expected to have a material impact on the statement of income.
The unaudited pro forma combined condensed financial information is for informational purposes only and does not purport to represent what the Company’s actual results would have been if the acquisition had been completed as of the date indicated above, or that may be achieved in the future. The unaudited pro forma combined condensed statement of income does not include the effects of any contemplated cost savings from operating efficiencies or synergies that may result from the acquisition.
The unaudited pro forma combined condensed financial statement, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed on March 11, 2009.

ASTRONICS CORPORATION, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(in thousands)

	As of December 31, 2008
		DME and	Pro Forma		Pro Forma
	Astronics	GUASO	Adjustments		Combined

ASSETS
Current Assets:
Cash and Cash Equivalents	$3,038	$146	$(118	)A	$1,506
			(1,532	)B
			(28	)H
Accounts Receivable, net	22,053	25,431	(20	)A	47,464
Inventories	35,586	3,034	100	C	38,720
Deferred Income Taxes	4,955	—			4,955
Prepaid Expenses and Other Current Assets	1,123	573			1,696

Total current assets	66,755	29,184	(1,598)		94,341

Property, Plant and Equipment, net	29,075	4,973	(2,404	)A	32,851
			1,207	D
Software Development Costs, net	—	5,095	(5,095	)E	—
Deferred Income Taxes	1,155	—			1,155
Other Assets	3,254	125	3	A	4,580
			1,198	B
Purchased Intangible Assets, net	1,853	—	11,500	F	13,353
Goodwill	2,582	—	19,764	F	22,346

Total Assets	$104,674	$39,377	$24,575		$168,626

(Continued on next page)

ASTRONICS CORPORATION, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(in thousands)
(Continued from previous page)

	As of December 31, 2008
		DME and	Pro Forma		Pro Forma
	Astronics	GUASO	Adjustments		Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$920	$1,003	$(152	)A	$8,950
			8,000	G
			(821	)H
Note Payable	—	3,618	(3,618	)H	—
Accounts Payable	9,900	5,922			15,822
Accrued Payroll and Employee Benefits	3,789	1,198	(30	)A	4,957
Accrued Income Taxes	1,251	—			1,251
Customer Advanced Payments and Deferred Revenue	5,237	1,454			6,691
Other Accrued Expenses	2,298	3,944			6,242

Total current liabilities	23,395	17,139	3,379		43,913

Long-term Debt	13,526	3,618	(3,508	)A	52,636
			32,000	G
			7,000	G
Other Long-term Liabilities	9,498	456	283	A	10,237

Total Liabilities	46,419	21,213	39,154		106,786

Stockholders’ Equity:
Common Stock	80	27	(27	)I	80
Convertible Class B Stock	32	—			32
Additional Paid-in Capital	9,390	322	2,147	J	11,537
			(322	)I
Accumulated Other Comprehensive Income	(1,429)	—			(1,429)
Retained Earnings	53,901	17,815	868	A	53,901
			(18,683	)I

	61,974	18,164	(16,017)		64,121
Less Treasury Stock	3,719	—	(1,438	)J	2,281

Total Stockholders’ Equity	58,255	18,164	(14,579)		61,840

Total Liabilities and Stockholders’ Equity	$104,674	$39,377	$24,575		$168,626

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

ASTRONICS CORPORATION, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
(in thousands, except per share data)

	For the Year ended December 31, 2008
		DME and	Pro Forma		Pro Forma
	Astronics	GUASO	Adjustments		Combined

Sales	$173,722	$86,804	$(97	)A	$260,429
Cost of products sold	143,249	71,198	(487	)Q	212,840
			(1,120	)R

Gross profit	30,473	15,606	1,510		47,589
Selling, general and administrative expenses	17,419	8,213	411	A	26,723
			2,800	K
			(283	)N
			(2,165	)O
			389	P
			(61	)Q

Income from operations	13,054	7,393	419		20,866

Interest expense, net of interest income	694	508	(207	)A	2,398
			(298	)L
			1,701	M
Rental Income	—	(179)	179	A	—
Other expenses, net	70	1			71

Income before provision for income taxes	12,290	7,063	(956)		18,397
Provision for income taxes	3,929	—	2,137	S	6,066

Net Income	$8,361	$7,063	$(3,093)		$12,331

Basic net income per share	$0.82				$1.15
Diluted net income per share	$0.79				$1.11

Shares used to compute basic per share amounts	10,237		500		10,737
Shares used to compute diluted per share amounts	10,650		500		11,150
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

ASTRONICS CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
1. BASIS OF PRO FORMA PRESENTATION
On January 30, 2009, Astronics Corporation (the “Company”) completed the acquisition of DME Corporation (“DME”) pursuant to the Stock Purchase Agreement dated January 28, 2009 among Astronics Corporation and the shareholders named therein.
The unaudited pro forma combined condensed balance sheet as of December 31, 2008 is based on the historical financial statements of the Company and the Consolidated Financial Statements of DME and GUASO after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed balance sheet as of December 31, 2008 is presented as if the acquisition had occurred on December 31, 2008.
The unaudited pro forma combined condensed statement of income for the year ended December 31, 2008 is based on the historical financial statements of the Company and DME and GUASO for the year then ended after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statement of income is presented as if the acquisition had occurred on January 1, 2008.
2. PURCHASE PRICE ALLOCATION
The purchase price was approximately $51 million, comprised of approximately $40 million in cash, $5 million in subordinated promissory notes payable, 500,000 shares of the Company’s common stock (the “Shares”) previously held as treasury shares, valued at $3.6 million, or $7.17 per share, plus an additional $2 million subject to meeting revenue performance criteria in 2009 (the “Contingent Payment”).
A portion of the purchase price was funded by the issuance to the shareholders of DME Corporation, 6.0% subordinated promissory notes due 2014 in the aggregate principal amount of $5 million. To evidence its obligations related to the contingent payment, the Company also issued 6.0% subordinated contingent promissory notes due 2014 in the aggregate principal amount of $2 million. Payment under the contingent promissory notes is due only upon satisfaction of certain revenue performance criteria for 2009.
The Shares were issued to the shareholders of DME Corporation on January 30, 2009. The issuance of the Shares was exempt from registration with the U.S. Securities and Exchange Commission pursuant to the exemption from such registration under Section 4(2) of the Securities Act of 1933, as amended, for a sale not involving a public offering. The Company has no obligation to file a registration statement with respect to the Shares.
The allocation of the purchase price paid for DME is based on preliminary estimated fair values of the acquired assets and liabilities assumed of DME as of January 30, 2009. The allocation of the purchase price is preliminary as the valuation of the identifiable intangible assets is being finalized. While the final amounts allocated to assets and liabilities could change from the information presented in the unaudited pro forma combined condensed financial statements, the Company does not expect changes to be material.
Following is a reconciliation of the net tangible assets acquired (in thousands):

Net equity per historical DME Corporation and GUASO LLC consolidated financial statements as of 12/31/08	$18,164
Adjustment for removal of GUASO LLC accumulated deficit	868
Adjustment for the estimated fair value of manufacturing profit in work in process and finished goods inventory	100
Adjustment for the fair value of property, plant and equipment	1,207
Reclassification of software development costs as intangible existing technology	(5,095)
Adjustment for DME Cash not acquired at date of purchase	(28)
Adjustment for DME debt not assumed at date of purchase	4,439

Net tangible assets	$19,655

The preliminary allocation of purchase price based on estimated fair values (in thousands):

Net tangible assets		$19,655
Identifiable purchased intangible assets:
Trademark	$1,200
Technology	6,300
Customer relationships	4,000	11,500

Goodwill		19,764

Total purchase price		$50,919

Intangible assets
The fair value of identifiable intangible assets of $11.5 million has been allocated to the following asset categories (in thousands):

	Preliminary	First Year	Amortization	Estimated
	Value	Amortization	Method	Useful Life
Trademark	$1,200	$ N/A	N/A	Indefinite
Technology	6,300	600	Straight Line	10 to 15 years
Customer relationships	4,000	2,200	Various	3 to 20 years

	$11,500	$2,800

3. PRO FORMA ADJUSTMENTS
The unaudited pro forma combined condensed balance sheet and statement of income gives effect to the following adjustments:

A	—	To reflect the adjustment removing the assets, liabilities, deficit and operating activity of GUASO LLC which is included in December 31, 2008, DME Corporation and GUASO LLC consolidated financial statements but which was not purchased by Astronics.

B	—	To reflect the net cash used for the acquisition and debt origination costs.

C	—	To reflect the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired. The unaudited pro forma combined condensed statement of income does not reflect the impact of the one-time adjustment to cost of products sold during the periods when this inventory will be sold.

D	—	To reflect the fair value of property, plant and equipment acquired.

E	—	To reflect the reclassification of software development costs which are valued as intangible technology and are presented as purchased intangible assets.

F	—	To reflect the fair value of purchased intangible assets and goodwill related to the acquisition.

G	—	To reflect the issuance of both senior and subordinated debt issued related to the acquisition.

H	—	To remove DME’s cash not acquired and the line of credit liability and demand notes payable which were not assumed.

I	—	To remove DME’s historical equity.

J	—	To reflect the issuance of 500,000 shares of treasury stock to DME’s former owners related to the acquisition.

K	—	To reflect the estimated amortization expense of purchased intangible assets (see Note 2).

L	—	To reflect the removal of interest expense for DME debt not assumed on the acquisition date.

M	—	To reflect the interest expense on senior debt and subordinated debt calculated using an average interest rate of 3.5% for the senior debt and 6.0% for the $5.0 million in subordinated debt. The contingent note does not recognize interest expense until the contingency is met; accordingly, no interest expense is included during the year.

N	—	To reflect the elimination of acquisition transaction costs considered a one-time expense.

O	—	To reflect the elimination of net compensation costs considered to be one-time expenses. These compensation costs relate to executives that terminated their employment upon the sale of DME and will not be replaced.

P	—	To reflect the amortization of debt origination costs in connection with the debt incurred to finance the acquisition.

Q	—	To reflect an adjustment for depreciation expense due to adjusted fair values and estimated useful lives of acquired property plant and equipment.

R	—	To reflect the removal of DME’s amortization expense for software development costs which were valued and amortized as purchased intangible assets (See Note K).

S	—	To reflect the recognition of income taxes at a 35% effective rate, for the pretax income of DME and the effect of the income statement pro forma adjustments.

4. VARIABLE RATE DEBT
On January, 30 2009, the Company amended its existing credit facility by entering into an $85 million Amended and Restated Credit Agreement (the “Credit Agreement”), with HSBC Bank USA, National Association, Bank of America, N.A. and KeyBank National Association. The Credit Agreement provides for a five-year, $40 million senior secured term loan with interest at LIBOR plus between 2.25% and 3.50%, the proceeds of which were used to finance the acquisition. A one eight percent (1/8%) variance in the interest rate would impact the pro forma annual interest by approximately $0.1 million.
5. PRO FORMA COMBINED NET INCOME PER SHARE
The pro forma basic and diluted net income per share amounts presented are based upon the weighted average number of common shares outstanding during the period presented and the assumption that the 500,000 shares of treasury stock issued in conjunction with the acquisition were issued on January 1, 2008.

(d) Exhibits
The following exhibits are being furnished with this Current Report on Form 8-K/A:

Exhibit No.	Description

23.1	Consent of Independent Certified Public Accountants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASTRONICS CORPORATION

Date: April 15, 2009	By:	/s/ David C. Burney David C. Burney Vice President Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Independent Certified Public Accountants.